Supplement Dated April 29, 2024
To The Prospectus Dated April 29, 2024 For

JACKSON MARKET LINK PRO® II

Issued by
Jackson National Life Insurance Company®

This supplement updates the above-referenced prospectus. Please read and keep it together with your prospectus for future reference. To obtain an additional copy of the prospectus, please contact us at our Customer Care Center, P.O. Box 24068, Lansing, Michigan, 48909-4068; 1-800-644-4565; www.jackson.com.

This supplement corrects certain scrivener's errors relating to the GAWA percentages available with elections of the +Income GMWB and +Income GMWB with Joint Option, which were mistakenly identified at lower rates than those currently offered. Effective April 29, 2024, your prospectus is revised as follows:

➢    On page 40 of the prospectus, in the sub-subsection titled "Withdrawals", under the subsection titled "+Income GMWB and +Income GMWB with Joint Option", the GAWA percentage tables are deleted and replaced with the following tables identifying the corrected higher withdrawal percentages:

+Income GMWB

Attained Age	GAWA% in Deferral Years 0-3	GAWA% in Deferral Years 3-6	GAWA% in Deferral Years 6-9	GAWA% in Deferral Years 9+
50-59	4.25%	4.75%	5.25%	5.75%
60-64	5.25%	5.50%	5.75%	6.25%
65-69	5.75%	6.25%	7.00%	7.50%
70-74	6.00%	6.50%	7.25%	7.75%
75-79	6.25%	6.75%	7.50%	8.00%
80+	6.75%	7.25%	8.00%	8.25%

+Income GMWB with Joint Option

Attained Age	GAWA% in Deferral Years 0-3	GAWA% in Deferral Years 3-6	GAWA% in Deferral Years 6-9	GAWA% in Deferral Years 9+
50-59	3.75%	4.25%	4.75%	5.25%
60-64	4.75%	5.00%	5.25%	5.75%
65-69	5.25%	5.75%	6.50%	7.00%
70-74	5.50%	6.00%	6.75%	7.25%
75-79	5.75%	6.25%	7.00%	7.50%
80+	6.25%	6.75%	7.50%	7.75%

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(To be used with RPR00001 04/24)

RPS00056 04/24